UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. Carl Schwartz as Chief Executive Officer. Effective December 1, 2016, Dr. Carl Schwartz, the then-current Executive Chairman of the Company, was appointed by the Board of Directors as the Company’s Chief Executive Officer. In connection with his appointment as Chief Executive Officer, Dr. Schwartz no longer has the title of Executive Chairman. Dr. Schwartz became a director of the Company on March 23, 2016. On May 5, 2016, the Board of Directors appointed Dr. Schwartz as the Company’s Interim Chief Executive Officer. He was Interim Chief Executive Officer until October 11, 2016, when the Board of Directors appointed him as Executive Chairman. Dr. Schwartz served as Executive Chairman of the Company from October 11, 2016, to December 1, 2016.

Dr. Schwartz, age 75, was the owner and manager of dental groups in Burton, Michigan, and Grand Blanc, Michigan. Dr. Schwartz previously served on the Board of Delta Dental Corporation of Michigan, was a member of the Michigan Advisory Board for Liberty Mutual Insurance and was a member of the Board of Trustees of the Museum of Contemporary Art in Florida.

In 1988 Dr. Schwartz joined a family business, becoming chief executive officer of Plastics Research Corporation, a Flint, Mich. manufacturer of structural foam molding, a low pressure injection molding process. While there, he led its growth from $2 million in revenues and 20 employees, to its becoming the largest manufacturer of structural foam molding products under one roof in the U.S., with more than $60 million in revenues and 300 employees when he retired in 2001.

Appointment of Richard Gabriel to Board of Directors. Effective December 1, 2016, the Board of Directors appointed Richard Gabriel to serve as a director of the Company, and that appointment increased the number of directors of the Company to six.

Mr. Gabriel has more than 40 years of relevant healthcare experience, including two decades of executive leadership and as a director and a consultant to development-stage companies. He has served as chief operating officer of GLG Pharma, LLC (“GLG”) since 2009. He was chief executive officer of DNAPrint Genomics and DNAPrint Pharmaceuticals from 2003 to 2009. He is currently a director of Windgap Medical, a Massachusetts-based medical device company that is developing a compact and easy-to-use epinephrine autoinjector for the treatment of anaphylaxis. Mr. Gabriel holds an MBA from Suffolk University in Boston and a BS in Chemistry from Ohio Dominican College in Columbus.

Mr. Gabriel serves as a director of GLG. On September 20, 2016, the Company entered into a partnership and exclusive reseller agreement with GLG. Under the terms of that agreement, GLG intends to develop rapid diagnostic tests that utilize fluid and tissue collected by the STREAMWAY System during procedures. The Company will issue an aggregate of 400,000 shares common stock to GLG in four separate tranches of 100,000 shares of common stock in each tranche. The shares reserved in each tranche will be released after the achievement of certain development milestones designated in the agreement. In addition, the Company will pay a royalty to GLG on the sale of individual tests. Also, on November 1, 2016, the Company announced that it agreed to grant GLG exclusive rights to market and distribute the STREAMWAY System in the U.K. On November 2, 2016, the Company announced that it agreed to grant GLG the same rights in Poland and certain other countries in Central Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: December 7, 2016